Exhibit 99.1

Pernix Therapeutics Reports First Quarter 2017
Financial Results and Provides Business Update

First Quarter Prescription Volumes Grew Year-Over-Year
for Zohydro ER® with BeadTek™ and Silenor®

MORRISTOWN, NJ - May 15, 2017 - Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX) ("Pernix" or the "Company"), a specialty pharmaceutical company, today announced financial results for the three months ended March 31, 2017.

First Quarter 2017 Financial Highlights:
  First quarter 2017 net revenues decreased 8.6% from the first quarter of 2016, to $29.7 million from $32.5 million in the first quarter of 2016.
  First quarter 2017 selling, general and administrative expense decreased by 22% compared to the first quarter of 2016, to $20.3 million from $26.0 million.
  Net loss for the first quarter of 2017 was $29.5 million, as compared to net loss of $25.9 million for the three months ended March 31, 2016.
  First quarter 2017 adjusted EBITDA improved to approximately ($0.3 million) from ($4.5 million) in the prior year period.

Business Update
  Solid year-over-year increases in prescription volumes for Zohydro and Silenor in the first quarter due to continued momentum and focused efforts on highest volume prescribers, while Treximet was slightly lower
    Zohydro ER TRx up 3% year-over-year; growth rate was impacted by the 20mg backorder
    Silenor TRx up 2% year-over-year
    Treximet TRx down 1% year-over-year
  Amended Wells Fargo credit facility
    Company intends to transition to another financing source on or before July 31, 2017

"We continue to be pleased with the trajectory of our business," said John Sedor, Chairman and Chief Executive Officer of Pernix Therapeutics. "The first quarter of 2017 was highlighted by year-over-year prescription volume increases for Zohydro ER with BeadTekTM and Silenor, the impact of which was mitigated by less favorable gross-to-nets across all three core brands. Importantly, the cost savings plan that we implemented last year contributed to a significant improvement in adjusted EBITDA in the first quarter, as compared to the prior year period. We remain focused on growing our core brands and prudent cost management."

Financial Results

For the first quarter of 2017, net revenues were $29.7 million, a decrease of 9% from the $32.5 million in the first quarter of 2016. A summary of net revenues is outlined below (US dollars in millions):

	Three Months Ended
	March 31,		Increase
	2017	2016	(Decrease)	Percent
Net revenues:
Treximet	$13.8	$16.3	$(2.5)	-15%
Zohydro ER	5.2	5.5	(0.3)	-5%
Silenor	3.5	3.6	(0.1)	-3%
Other products	7.1	7.0	0.1	1%
Net product revenue	29.6	32.4	(2.8)	-9%
Co-promotion and other revenue	0.1	0.1	0.0	0%
Total net revenues	$29.7	$32.5	$(2.8)	-9%

Treximet net revenues decreased by $2.5 million, or 15%, during the three months ended March 31, 2017, compared to the three months ended March 31, 2016, due to a decrease in sales volume and lower net sales price.

Zohydro ER net revenues decreased by $0.3 million, or 5%, during the three months ended March 31, 2017, compared to the three months ended March 31, 2016, due to a decrease in sales volume primarily as a result of the 20mg stock out and lower net sales price.

Silenor net revenues decreased by approximately $0.1 million, or 3%, during the three months ended March 31, 2017, compared to the three months ended March 31, 2016.  The decrease was due primarily to lower net price which was partially offset by higher sales volume.

Net product revenues - Other Products increased by $0.1 million, or approximately 1%, during the three months ended March 31, 2017, compared to the three months ended March 31, 2016.  The increase was due primarily to favorable gross-to-nets for our generic products portfolio.

Co-promotion and other revenue remained relatively flat during the three months ended March 31, 2017, as compared to the three months ended March 31, 2016.

Cost of product sales decreased by $1.2 million, or 11%, during the three months ended March 31, 2017, compared to the three months ended March 31, 2016. The decrease in cost of product sales was primarily due to a reduction in inventory obsolescence costs and lower royalty expenses based on decreased net revenues.

Selling, general and administrative expense decreased by $5.7 million, or 22%, during the three months ended March 31, 2017, compared to the three months ended March 31, 2016. The decrease was driven primarily by lower selling and marketing expenses as a result of the initiative to restructure our sales force and operations during the three months ended September 30, 2016.

Research and development expense decreased by $0.4 million during the three months ended March 31, 2017, compared to the three months ended March 31, 2016. The decrease was related to lower spend for Treximet.

Depreciation and amortization expense decreased by $5.1 million, or 22%, during the three months ended March 31, 2017, compared to the three months ended March 31, 2016. The decrease was primarily related to intangible asset impairments during the year ended December 31, 2016.

Net loss was $29.5 million for the first quarter of 2017, compared to $25.9 million in the first quarter of 2016.

Adjusted EBITDA was ($0.3 million) for the first quarter of 2017, compared to adjusted EBITDA of ($4.5 million) in the first quarter of 2016.

Liquidity

As of March 31, 2017, the Company had $22.7 million of cash.

Total principal amount of debt outstanding at March 31, 2017 was approximately $320.8 million. The total principal amount of debt consisted of approximately $176.8 million of 12% Senior Secured Notes, $130 million of 4.25% convertible notes and $14.0 million under our revolving credit facility. On February 1, 2017, we made the semi-annual principal and interest payment of $24.2 million on our 12% Senior Secured Notes per the terms of the indenture.

Further, as the Company intends to transition to another financing source on or before July 31, 2017, it has also agreed that a failure to repay all borrowings under the revolving credit facility on or before July 31, 2017 would constitute an event of default under the revolving credit facility. The Company has engaged in discussions with parties that have expressed interest in refinancing the Company's revolving credit facility. However, there can be no assurance that these discussions will result in a transaction.

The Company continues to analyze various alternatives, including strategic and refinancing alternatives, asset sales and mergers and acquisitions.

Conference Call

As previously announced, Pernix will hold a conference call to discuss results for the first quarter:

• Date: • Time: • Toll free (U.S.): • International: • Conference ID: • Webcast:	May 15, 2017 4:30 PM EDT 888-504-7953 719-457-2643 4336660 http://public.viavid.com/index.php?id=124373

The webcast of the call will be archived for 30 days via the Investors section of the Company's website.

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and psychiatry, and has an interest in expanding into additional specialty segments. The Company promotes its branded products to physicians through its Pernix sales force and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Treximet® and Silenor® are registered trademarks of Pernix Therapeutics Holdings, Inc.
Zohydro® ER is a registered trademark of Pernix Therapeutics Holdings, Inc.
BeadTek™ is a trademark used by Pernix under license.

Non-GAAP Financial Measures

To supplement our financial results determined by GAAP, we have also disclosed in this Press Release and the table below the following non-GAAP information: adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).

Adjusted EBITDA is a non-GAAP financial measure that excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. This non-GAAP financial measure excludes from net loss net interest, depreciation and amortization, taxes, deal expenses, share-based compensation expense, severance expenses, non-recurring litigation expenses, change in fair value of contingent consideration and derivative liabilities, foreign currency transactions and restructuring costs. In addition, from time to time in the future there may be other items that we may exclude for the purposes of our use of adjusted EBITDA; likewise, we may in the future cease to exclude items that we have historically excluded for the purpose of adjusted EBITDA.

We believe that adjusted EBITDA provides meaningful supplemental information regarding our operating results because it excludes or adjusts amounts that management and the board of directors do not consider part of core operating results or that are non-recurring when assessing the performance of the organization. We believe that inclusion of adjusted EBITDA provides consistency and comparability with past reports of financial results and provides consistency in calculations by outside analysts reviewing our results. Accordingly, we believe that adjusted EBITDA is useful to investors in allowing for greater transparency of supplemental information used by management.

We believe that this non-GAAP financial measure is helpful in understanding our past financial performance and potential future results, but there are limitations associated with the use of this non-GAAP financial measure. This non-GAAP financial measure is not prepared in accordance with GAAP, does not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Adjustment items that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, this non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, net loss, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non- GAAP financial measures as a supplement to GAAP financial measures and by reconciling the non-GAAP financial measure to its most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of the non-GAAP financial measure to its most comparable GAAP financial measure that is included below in this Press Release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements. These statements reflect the Company's current views, expectations and beliefs concerning future events. These forward-looking statements include information regarding: our plans to restructure our existing debt, in particular our intent to transition to an alternative financing source for our credit facility; and our exploration of various alternatives to a debt restructuring, including strategic and refinancing alternatives, assets sales and mergers and acquisitions. The inclusion of forward-looking statements should not be regarded as a representation by Pernix that any of its plans will be achieved. Investors should note that many factors, including the risks and uncertainties inherent in Pernix's business, as more fully described in Pernix's filings with the SEC (including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the SEC), could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements, such as those contained in this press release. The forward-looking statements in this press release are qualified by risk factors identified by the Company. These risk factors, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT
Investor Relations
Matthew P. Duffy, 212-915-0685
LifeSci Advisors, LLC
matthew@lifesciadvisors.com

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$22,737	$36,375
Accounts receivable, net	31,000	50,729
Inventory, net	7,444	7,775
Prepaid expenses and other current assets	15,069	12,617
Income tax receivable	680	1,414
Total current assets	76,930	108,910

Property and equipment, net	1,013	1,103
Goodwill	30,600	30,600
Intangible assets, net	151,086	169,571
Other	235	257
Total assets	$259,864	$310,441
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	$20,391	$21,343
Accrued allowances	55,810	60,961
Interest payable	6,329	10,897
Treximet Secured Notes - current	-	11,103
Other liabilities - current	4,912	5,224
Total current liabilities	87,442	109,528

Convertible notes - long-term	105,217	104,071
Derivative liability	584	230
Contingent consideration	2,749	2,403
Treximet Secured Notes - long-term	172,677	172,250
Credit facilities - long-term	14,000	14,000
Arbitration award	17,410	17,522
Other liabilities - long-term	2,559	4,500
Total liabilities	402,638	424,504
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.01 par value, authorized 10,000,000 shares; no shares issued
and outstanding	-	-
Common stock, $0.01 par value, 140,000,000 shares authorized, 10,015,641
shares issued and outstanding at March 31, 2017 and December 31, 2016	100	100
Additional paid-in capital	245,054	244,309
Accumulated other comprehensive loss	(73)	(79)
Accumulated deficit	(387,855)	(358,393)
Total stockholders' deficit	(142,774)	(114,063)
Total liabilities and stockholders' deficit	$259,864	$310,441

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
 (In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Net revenues	$29,742	$32,469

Costs and operating expenses:
Cost of product sales	10,040	11,238
Selling, general and administrative expense	20,275	25,950
Research and development expense	528	928
Depreciation and amortization expense	18,547	23,664
Change in fair value of contingent consideration	346	(5,502)
Restructuring costs	100	-
Total costs and operating expenses	49,836	56,278

Loss from operations	(20,094)	(23,809)

Other income (expense):
Interest expense	(8,959)	(9,024)
Change in fair value of derivative liability	(354)	6,794
Foreign currency transaction gain	-	138
Total other expense, net	(9,313)	(2,092)

Loss before income tax expense	(29,407)	(25,901)
Income tax expense	55	35
Net loss	(29,462)	(25,936)

Other comprehensive loss:
Unrealized gain during period, net of tax of $0 and $0,
respectively	6	-
Comprehensive loss	$(29,456)	$(25,936)

Net loss per common share
Basic	$(2.94)	$(4.24)
Diluted	$(2.94)	$(4.24)

Weighted-average common shares outstanding:
Basic	10,016	6,112
Diluted	10,016	6,112

Reconciliation of GAAP reported net loss to adjusted EBITDA is as follows (in thousands, unaudited):

	Three Months Ended
	March 31,
	2017	2016
GAAP net loss	$(29,462)	$(25,936)
Adjustments:
Interest expense, net	8,959	9,024
Depreciation and amortization	18,576	23,664
Income tax expense	55	35
EBITDA	(1,872)	6,787
Selling, general and administrative adjustments (1)	799	1,146
Change in fair value of contingent consideration	346	(5,502)
Change in fair value of derivative liability	354	(6,794)
Restructuring costs	100	-
Foreign currency transaction gain	-	(138)
Adjusted EBITDA	$(273)	$(4,501)

(1) To exclude deal costs of $7,000 and $142,000; stock compensation expense of $746,000 and $1.5 million; severance expense of $43,000 and $490,000; and litigation settlement expenses of $3,000 and ($956,000) for the three months ended March 31, 2017 and 2016, respectively.